UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  March 11, 2015
Santander Holdings USA, Inc.
(Exact name of registrant as specified in its charter)
Virginia (State or other Jurisdiction of Incorporation)	1-16581 (Commission File Number)	23-2453088 (IRS Employer Identification No.)

75 State Street, Boston, Massachusetts (Address of Principal Executive Offices)	02109 (Zip Code)

Registrant's telephone number, including area code:  (617) 346-7200
n/a
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                          Other Events.
On March 11, 2015, the Federal Reserve Board of Governors (FRB) announced that Santander Holdings USA, Inc. ("SHUSA" or the "Firm") received an objection from the FRB to the 2015 Capital Plan SHUSA submitted on January 5, 2015.  The FRB objected to the Capital Plan on qualitative grounds, citing concerns regarding the strength of SHUSA's internal processes.
The FRB's CCAR results published today include the impact of SHUSA's adjusted capital distributions.  SHUSA utilized the FRB's "Adjusted Capital Distribution Framework" process and made moderate revisions to the submitted capital distributions.  Minimum stress ratios with both the original and adjusted capital distributions submitted are outlined in the FRB's final report.
The proposed capital distributions included:
●	Increase of the quarterly common stock dividend of SHUSA's majority-owned subsidiary, Santander Consumer USA Holdings (SCUSA), and
●	Payment of dividends on SHUSA's outstanding class of preferred stock.
The FRB informed the Firm that it does not object (subject to restrictions outlined below under the Written Agreement1 with the FRB) to continued payment of dividends on SHUSA's outstanding class of preferred stock.

Written Agreement - On September 15, 2014, SHUSA entered into a Written Agreement with the FRB which provides that SHUSA may not declare or pay any dividends without the prior written approval of the FRB.  In light of this Agreement, capital distributions by SHUSA, SCUSA and Santander Bank, N.A. will be subject to additional review and approval by the FRB. There can be no assurance as to the timing or outcome of the FRB's review of any future capital actions.
A copy of the press release with the Firm's response to the objection is attached as Exhibit 99.1.  The information set forth in Exhibit 99.1 shall be deemed to be "filed" for purposes of the Securities Exchange Act of 1934, as amended.

1 A copy of the Written Agreement can be reviewed at www.federalreserve.gov/newsevents/press/enforcement/enf20140918a1.pdf.
Item 9.01.                          Financial Statements and Exhibits.
(d) Exhibits
Exhibit No.	Description
99.1	Press release of Santander Holdings USA, Inc., dated March 11, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SANTANDER HOLDINGS USA, INC.
Dated: March 11, 2015	By:	/s/ Gerard A. Chamberlain
	Name:	Gerard A. Chamberlain
	Title:	Senior Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Santander Holdings USA, Inc., dated March 11, 2015.